Exhibit 99.1

January 22, 2008

Dear Valued Shareholders,

Happy New Year! 2008 is an exciting time to be a shareholder in Roomlinx Inc., as we have made tremendous progress toward realizing our vision for the future. Despite the challenges of building a new company and introducing a new product into the market, it would have been doubly difficult without your continued support. For that, we sincerely thank you.

This New Year marks a new era for our company’s growth and success. On January 21, we officially launched a new Web site (www.roomlinx.com) to showcase our new products and energize our new branding initiative, which includes a new, streamlined look-and-feel to all of our marketing materials, including new logo and new display advertising campaign. Our first ad appeared in the January 21st issue of Hotel Business magazine. Your feedback on our new brand imaging is appreciated, especially the Web site.  While you are there, please sign up to receive e-mail updates on company progress throughout the year.

The following are a few select accomplishments from 2007 that were implemented to lay the foundation upon which we believe this company will realize its success. With these building blocks now in place, we anticipate 2008 will be a year to launch a new suite of products and see the activities of 2007 enhance our bottom line and your share value.

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Kicking off 2007, we furthered our relationship with Time Warner Cable Company NYC. As a result, we added the Tribeca Grand, The Sherry-Netherland, the Envoy Club and The Milburn to our list of satisfied customers. This foothold in the heart of New York City is key to our future expansion in the greater NYC metropolitan area.

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Significant strides were made toward preparing our new In-RoomMedia and Entertainment System for launch. In Q4 2007, we hired two exceptional software engineers tasked with putting the finishing touches on the system. Based on recent progress, we anticipate that beta testing our systems will begin by January 25, 2008, and installation of our first system should follow within 45 days after successful beta testing is completed. The initial installation will represent the successful completion of a major milestone and will signal a new phase in RoomLinX’s growth.

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Concluding 2007, the Roberts Hotel Group -- extremely satisfied by our level of service at their initial properties -- awarded us a contract to install our services at three additional properties: the Mayfair-A Wyndham Historic Hotel in St. Louis, the Clarion Shreveport in Louisiana, and the Comfort Inn Tampa in Florida.

We are pleased to announce that the Roberts Hotel Group has confirmed its desire to have one of its hotels be the first in the nation to offer our new In-Room Media and Entertainment suite of services. It’s very gratifying to have such a prominent group recognize the value of this innovation and have the confidence in RoomLinX sufficient to support this decision.

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To spearhead growth and awareness of our premium In-Room Media and Entertainment System, we are delighted to have added Bridget Oliva to our executive staff as Vice President, Sales and Marketing. With nearly two decades of hospitality sales-and-marketing experience, Bridget will lead the company’s expansion efforts in a number of markets.

Her integrity and reputation as a highly skilled hospitality sales-and-marketing executive made her appointment an easy decision. She brings a wealth of hotel technology development and integration experience that is rare to find in a sales-and-marketing professional. She also possesses an exceptional customer focus and a long list of coveted contacts among the brands, management companies, and hospitality media. Bridget will give RoomLinX the recognition it needs in this growing and very competitive arena.

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Our corporate debt was restructured into a package that is far more compatible with our objectives. This restructuring included retiring approximately $2.3 million in company debt for a one-time payment of $907,089 in addition to providing us with more than $1 million in working capital to develop and launch our new Media and Entertainment system.  A key factor of this financing was that 2 institutions contributed greater than 85% of the capital invested.  We are very excited to have 2 strong institutions supporting and believing in the management as well as the new media and entertainment system.

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Our auditors are currently auditing our financial statements for the year ended December 31, 2005 and we anticipate being able to file our 2005 10-K in the next few weeks. We then anticipate filing all of our remaining outstanding quarterly and annual statements with a goal of becoming current in our filings as soon as possible. This will confirm our commitment to our shareholders to full disclosure as well as to return to the bulletin board in a timely fashion.

In conclusion, I would like to reaffirm my ongoing commitment to devote my energies toward continuing to build this company and to maximize shareholder value in the months and years to come. As the largest shareholder in the company, it’s obvious my economic future is very much in alignment with the best interest of all shareholders in the company.

Thank you again for your continued support.

Sincerely,

/s/ Michael S. Wasik

Michael S. Wasik
CEO Roomlinx Inc.

P.S. Do not forget to sign up on our website www.roomlinx.com so you receive our newsletter and important shareholder information.

Safe Harbor Cautionary Statement
Certain statements in the foregoing letter, including statements that we "believe," "expect," "intend," "plan" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in the foregoing letter, including, without limitation, statements regarding potential future plans, new products and services and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include,among other things, the following: the company's successful implementation of the new products and services, demand for the new products and services, the company's ability to successfully compete against competitors offering similar products and services, general economic and business conditions; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings available at http://www.sec.gov, which you should carefully review. RoomLinX does not assume any obligation to update or revise any forward-looking statements, whether as the result of new developments or otherwise.